For Immediate Release	Contact:
Media Inquiries: Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com
Investor Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com

Aramark Reports Third Quarter Earnings

SUMMARY

•Strong cash flow management and liquidity
◦Disciplined business actions led to Cash provided by operating activities of $17 million and minimal Free Cash Flow use of $37 million in the third quarter
◦Positive cash flow since bond issuance in late April
◦Over $2.5 billion cash availability at quarter-end
•Sequential monthly revenue improvement in the third quarter
◦Revenue (46.3)%; Organic Revenue (45.3)%
◦Increasing activity particularly in Uniforms, International, Education and Leisure
•EPS of $(1.01); Adjusted EPS of $(0.69)
◦GAAP EPS included $125 million severance charges related to organizational realignment
◦AOI drop-through consistent with Company's expectations
•Launched EverSafe™ proprietary platform
◦Provides reopening solution for clients that maintains superior hygienic standards
◦Developed in partnership with Jefferson Health in accordance with leading global health organizations

Philadelphia, PA, August 4, 2020 - Aramark (NYSE: ARMK) today reported third quarter fiscal 2020 results.

“I am encouraged by how well the Company continues to navigate the complexities and challenges of the current environment. Our balance sheet and new business pipeline remain strong, and we have taken strategic actions to fortify Aramark for the future," said John Zillmer, Aramark’s Chief Executive Officer. “I am also proud of how our team members have remained focused on serving our client partners and communities in the face of significant adversity.”

THIRD QUARTER RESULTS*
Consolidated Revenue was $2.2 billion in the quarter, down 46.3% year-over-year from the impact of COVID-19 that more than offset modest underlying growth in the overall business. Revenue improved sequentially through each fiscal month with April reflecting the lowest performance in the quarter. Organic Revenue, which adjusts for currency impact, declined 45.3% in the quarter.
•FSS United States continued to experience business interruption, particularly in Sports and Business & Industry with Education and Leisure improving at the end of the quarter due to USDA-sponsored meal programs in K-12 and the reopening of National Parks. Facilities, Healthcare and Corrections remained relatively stable.
•FSS International managed through various stages of recovery based on geography. China significantly improved, driving double-digit organic revenue growth in the quarter, and continued to win new clients resulting from the team's frontline response. Europe and Canada exhibited increased activity during the quarter while balancing country-specific government mandates. South America was affected by the delayed COVID-19 impact compared to other regions.
•Uniform & Career Apparel demonstrated a more modest decline as the business continued to offer a solution-oriented service focused on safety and hygiene that included heightened demand for Personal Protective Equipment (PPE) materials.

	Revenue
	Q3 '20	Q3 '19	Change ($)	Change (%)	Organic Revenue Change (%)
FSS United States	$1,068M	$2,414M	($1,346M)	(55.8)%	(55.7)%
FSS International	517	950	(433)	(45.6)%	(41.3)%
Uniform & Career Apparel	568	647	(80)	(12.3)%	(12.1)%
Total Company	$2,152M	$4,011M	($1,859M)	(46.3)%	(45.3)%
Difference between GAAP Revenue Change and Organic Revenue Change reflects the elimination of currency translation.

Operating Loss of $328 million was primarily due to the impact of COVID-19 and included $125 million in severance charges related to organizational realignment. Adjusted Operating Loss was $144 million, largely from the effect of COVID-19 on business operations. Adjusted Operating Income (AOI) drop-through was managed to 20% of the corresponding revenue decline led by cost mitigation efforts and the Company's flexible operating model.
•FSS United States was impacted by COVID-19 — especially in Education, Sports and Business & Industry — partially offset by labor and product cost reduction, SG&A cost management and the outcome of client contract renegotiations.
•FSS International was affected by government-imposed shutdowns as well as higher labor costs that tend to be less variable in the near-term due to country-specific labor laws and regulations.
•Uniform & Career Apparel generated income from strong demand for hygienic products, including PPE offerings, that somewhat offset the impact of COVID-19 and higher fixed costs.
•Corporate reflected a reduction in personnel costs and equity-based compensation expectations resulting from the impact of COVID-19.

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Q3 '20	Q3 '19	Change (%)	Q3 '20	Q3 '19	Change ($)	Constant- Currency Change (%)
FSS United States	($194M)	$128M	(252)%	($78M)	$156M	($234M)	(150)%
FSS International	(138)	40	(444)%	(62)	43	(104)	(255)%
Uniform & Career Apparel	22	54	(59)%	17	67	(50)	(75)%
Corporate	(17)	(33)	47%	(21)	(29)	8	28%
Total Company	($328M)	$189M	(273)%	($144M)	$237M	($381M)	(163)%

* May not total due to rounding.

GAAP SUMMARY
Third quarter fiscal 2020 GAAP results across all metrics were affected by the impact of COVID-19. On a GAAP basis, revenue was $2.2 billion, operating loss was $327.6 million, net loss attributable to Aramark stockholders was $256.4 million, and diluted loss per share were $(1.01). For the third quarter of 2019, on a GAAP basis, revenue was $4.0 billion, operating income was $188.8 million, net income attributable to Aramark stockholders was $83.0 million and diluted earnings per share were $0.33. A reconciliation of GAAP to Non-GAAP measures is included in the Appendix.

GAAP metrics for operating income (loss), net income (loss) attributable to Aramark stockholders, and diluted loss per share included pre-tax charges of $125 million associated with actions taken to restructure and realign resources within the Company. The majority of these charges, or $75 million, were within FSS International that reflected labor law requirements in certain countries.

CURRENCY
A stronger U.S. dollar decreased revenue by approximately $42.1 million and resulted in a $4.2 million favorable impact on adjusted operating loss during the quarter. Currency had a $0.01 favorable effect on adjusted loss per share.

CASH FLOW
Net Cash (used in) provided by operating activities was $(74.8) million in the nine month period compared to $208.2 million in the prior year. Through nine months, Free Cash Flow was $(334.2) million compared to $(121.2) million in the prior year period. The year-over-year decrease was largely due to lower net income from the impact of COVID-19 on operational performance, partially offset by favorable working capital.

In the third quarter Cash provided by operating activities was $17 million and Free Cash Flow was a use of $37 million in the third quarter as a result of the Company's disciplined capital expenditure activity.

Since the bond issuance in late April, the Company generated positive cash flow due to actions taken to normalize collection trends toward traditional levels as well as purposeful cash management strategies to maintain financial flexibility.

CAPITAL STRUCTURE
Aramark continued to operate with a strong balance sheet and remained disciplined in its capital allocation priorities. As previously announced, the Company took proactive actions to increase cash availability and amend its credit facility to suspend the secured debt ratio covenant requirement for four quarters — from the September 2020 quarter to the June 2021 quarter.

At quarter-end, the Company had $2.5 billion in cash availability with particular focus on prudent management of working capital and capital expenditures, while still pursuing long-term growth opportunities. The majority of Aramark's capital expenditures are discretionary or can be deferred, as appropriate.

DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The dividend will be payable on September 2, 2020 to stockholders of record at the close of business on August 19, 2020.

BUSINESS UPDATE
Aramark's actions in the third quarter to adapt to the current environment resulted in:
•Improved client retention trends and new business wins;
•Increased agility in managing cost structure that led to an AOI drop-through at 20% of the corresponding revenue decline; and
•Enhanced financial flexibility to promptly scale services to meet changing client needs.

The Company has been providing meals, food, supplies and PPE for local communities as well as offering safe and hygienic solutions for employees, clients and customers.

Recognizing the critical need for health and safety, Aramark developed EverSafe™ — a comprehensive offering committed to the safe reopening and sustainable management of client locations. The EverSafe proprietary platform was created in partnership with Jefferson Health and in accordance with the recommendations of the CDC, WHO and other leading health organizations. In addition, the EverSafe OS web-based service and mobile app was introduced as a solution designed for small and medium-sized businesses, such as restaurants and retailers, where reopening safely is a critical concern and additional guidance to do so is needed.

Aramark's portfolio is exhibiting early signs of recovery with client activity at various stages of reopening based on geography and sector, particularly Education. The Company currently anticipates sequential top-line improvement in the fourth quarter compared to the third quarter. Aramark is focused on effectively managing costs and Free Cash Flow while operating the business with a long-term perspective that includes pursuing strategies to win new business, retain clients or extend contracts by providing exceptional service.

Aramark believes it will be a key enabler in the broader recovery with expectations that there will be increased demand and favorable outsourcing trends for prominent service providers with deep experience in safety and hygiene solutions.

“Our priority in this ever-changing environment is to ensure the health and well-being of our employees and everyone we serve through an unwavering commitment to provide safe, hygienic dining, facilities and uniform services,” Zillmer said. “Given the considerable opportunities ahead of us, I am confident in Aramark’s ability to create significant, sustainable value for our stakeholders.”

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. We deliver innovative experiences and services in food, facilities management and uniforms to millions of people every day. We strive to create a better world by making a positive impact on people and the planet, including commitments to engage our employees; empower healthy consumers; build local communities; source ethically, inclusively and responsibly; operate efficiently and reduce waste. Aramark is recognized as a Best Place to Work by the Human Rights Campaign (LGBTQ+), DiversityInc, Equal Employment Publications and the Disability Equality Index. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Selected Operational and Financial Metrics
Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effects of material divestitures and the impact of currency translation.

Adjusted Operating (Loss) Income
Adjusted Operating (Loss) Income represents operating (loss) income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; asset impairments; tax reform related employee reinvestments and other items impacting comparability.

Adjusted Operating (Loss) Income (Constant Currency)
Adjusted Operating (Loss) Income (Constant Currency) represents Adjusted Operating (Loss) Income adjusted to eliminate the impact of currency translation.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income represents net (loss) income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; asset impairments; tax reform related employee reinvestments, less the tax impact of these adjustments; the tax benefit attributable to the former CEO's equity award exercises; the tax impact related to shareholder contribution; the impact of tax legislation and other items impacting comparability. The tax effect for adjusted net (loss) income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net (loss) income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net (Loss) Income (Constant Currency)
Adjusted Net (Loss) Income (Constant Currency) represents Adjusted Net (Loss) Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net (Loss) Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net (loss) income attributable to Aramark stockholders adjusted for interest and other financing costs, net; (benefit) provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating (Loss) Income (including on a constant currency basis), Adjusted Net (Loss) Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating (loss) income, net (loss) income, or (loss) earnings per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization resulting from the purchase accounting applied to the January 26, 2007 going-private transaction executed with investment funds affiliated with GS Capital Partners, CCMP Capital Advisors, LLC and J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus LLC as well as approximately 250 senior management personnel ($7.8 million for the third quarter of 2020, $23.3 million for year-to-date 2020, $7.7 million for the third quarter of 2019 and $23.2 million for year-to-date 2019) and amortization expense recognized on other acquisition-related intangible assets ($21.4 million for the third quarter of 2020, $64.1 million for year-to-date 2020, $20.9 million for the third quarter of 2019 and $64.5 million for year-to-date 2019).
Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($124.9 million for the third quarter, $131.8 million for year-to-date 2020, $2.2 million net expense reduction for the third quarter of 2019 and $19.8 million for year-to-date 2019), adjustments to eliminate consulting costs incurred in the applicable period related to streamlining and general administrative initiatives ($4.5 million for the third quarter of 2019 and $13.0 million for year-to-date 2019), incurring duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($8.4 million for year-to-date 2019), incurring charges related to information technology related initiatives ($2.5 million for the third quarter of 2019 and $6.2 million for year-to-date 2019) and other charges.
Effect of Divestitures - adjustments to eliminate the impact that the Healthcare Technologies divestiture had on comparative periods.
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including deal costs, costs for transitional employees and integration related consulting costs ($5.0 million for the third quarter of 2020, $22.4 million for year-to-date 2020, $8.0 million for the third quarter of 2019 and $26.3 million for year-to-date 2019).
Goodwill Impairment - adjustment to eliminate the impact of a non-cash impairment charge to goodwill.
Gain on sale of Healthcare Technologies - adjustment to eliminate the impact of the gain on sale of the Healthcare Technologies business.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses and retirement contributions ($1.4 million for year-to-date 2020, $5.0 million for the third quarter of 2019 and $70.5 million for year-to-date 2019).
Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for a non-cash charge related to operating lease right-of-use assets, property and equipment and other assets from disposal by abandonment of certain rental properties ($28.5 million for the third quarter and year-to-date 2020), non-cash charges related to information technology assets ($17.8 million for the third quarter of 2020 and $21.9 million for year-to-date 2020), gain from the insurance proceeds received related to the impact of property damage from a tornado in Nashville ($16.3 million gain for the third quarter and year-to-date 2020), the impact of the change in fair value related to certain gasoline and diesel agreements ($5.2 million gain for the third quarter of 2020, $3.6 million loss for year-to-date 2020, $0.5 million gain for the third quarter of 2019 and $3.9 million loss for year-to-date 2019), income from prior years' loss experience under our casualty insurance program ($10.3 million for year-to-date 2020 and $11.3 million for year-to-date 2019), eliminate external consulting fees related to growth initiatives ($3.2 million for year-to-date 2020), payroll tax charges related to equity award exercises by the Company's former chief executive officer ($1.7 million for year-to-date 2020), charges related to hyperinflation in Argentina ($1.1 million for year-to-date 2020), banker fees and other charges related to the sale of Healthcare Technologies ($0.7 million net expense reduction for the third quarter of 2019 and $7.7 million for year-to-date 2019), settlement charges related to exiting a joint venture arrangement ($4.5 million for year-to-date 2019), pension plan charges ($1.2 million for year-to-date 2019) and other miscellaneous charges.
Effect of Refinancing and Other on Interest and Other Financing Costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as charges related to the payment of a call premium ($23.1 million for year-to-date 2020) and non-cash charges for the write-offs of unamortized deferred financing costs and debt premiums related to the repayment of the Senior Notes due 2024 ($2.2 million gain for year-to-date 2020).
Effect of Tax Legislation on Provision for Income Taxes - adjustments to eliminate the impact of tax legislation that is not indicative of our ongoing tax position based on the new tax policies, including the CARES Act and U.S. Tax Reform.
Tax Impact Related to Shareholder Transactions - adjustments to eliminate the tax impact of equity award exercises by the Company's former chief executive officer ($1.8 million for the third quarter of 2020 and $24.6 million for year-to-date 2020) and the tax impact related to cash proceeds received from Mantle Ridge for short-swing profits earned through transactions in the Company's common stock ($4.1 million for year-to-date 2020).
Tax Impact of Adjustments to Adjusted Net (Loss) Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net (loss) income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S. Adjustment also eliminates the valuation allowance recorded against deferred tax assets in a foreign subsidiary that is deemed not realizable (approximately $8.6 million for year-to-date 2020).
Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements by our CEO and including with respect to, without limitation, the impact of COVID-19 on our business, financial performance and operating results, anticipated effects of our adoption of new accounting standards, the expected impact of strategic portfolio actions, the benefits and costs of our acquisitions of each of Avendra, LLC ("Avendra") and AmeriPride Services, Inc. ("AmeriPride"), as well as statements regarding these companies’ services and products and statements relating to our business and growth strategy. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words.
Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and our estimated benefits and costs of our acquisitions are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect or could continue to affect our results or the costs and benefits of the acquisitions include without limitation: the severity and duration of the COVID-19 pandemic; the pandemic's impact on the U.S. and global economies, including particularly the client sectors we serve, and governmental responses to the pandemic; unfavorable economic conditions; natural disasters, global calamities, pandemics, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; the manner and timing of benefits we expect to receive under the CARES Act or other government programs; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; the inability to achieve cost savings through our cost reduction efforts; our expansion strategy; our ability to successfully integrate the businesses of Avendra and AmeriPride and costs and timing related thereto; the risk of unanticipated restructuring costs or assumption of undisclosed liabilities; the risk that we are unable to achieve the anticipated benefits (including tax benefits) and synergies of the acquisition of AmeriPride and Avendra including whether the transactions will be accretive and within the expected timeframes; the availability of sufficient cash to repay certain indebtedness and our decision to utilize the cash for that purpose; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with, or to the business of, our primary distributor; the inability to hire and retain sufficient qualified personnel or increases in labor costs; healthcare reform legislation; the contract intensive nature of our business, which may lead to client disputes; seasonality; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; failure to maintain effective internal controls; our leverage, including our recent significantly increased borrowings; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost; our ability to retain key personnel and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 26, 2019 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website www.aramark.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	June 26, 2020	June 28, 2019
Revenue	$2,152,253	$4,010,761
Costs and Expenses:
Cost of services provided	2,265,614	3,594,978
Depreciation and amortization	148,060	148,779
Selling and general corporate expenses	66,176	78,185
	2,479,850	3,821,942
Operating (loss) income	(327,597)	188,819
Interest and Other Financing Costs, net	94,235	82,220
(Loss) Income Before Income Taxes	(421,832)	106,599
(Benefit) Provision for Income Taxes	(165,524)	23,535
Net (loss) income	(256,308)	83,064
Less: Net income attributable to noncontrolling interest	132	109
Net (loss) income attributable to Aramark stockholders	$(256,440)	$82,955

(Loss) Earnings per share attributable to Aramark stockholders:
Basic	$(1.01)	$0.34
Diluted	$(1.01)	$0.33
Weighted Average Shares Outstanding:
Basic	252,943	246,928
Diluted	252,943	251,147

	Nine Months Ended
	June 26, 2020	June 28, 2019
Revenue	$10,137,409	$12,276,097
Costs and Expenses:
Cost of services provided	9,441,316	11,029,382
Depreciation and amortization	443,971	447,408
Selling and general corporate expenses	224,502	270,600
Goodwill impairment	198,600	—
Gain on sale of Healthcare Technologies	—	(156,309)
	10,308,389	11,591,081
Operating (loss) income	(170,980)	685,016
Interest and Other Financing Costs, net	273,642	249,375
(Loss) Income Before Income Taxes	(444,622)	435,641
(Benefit) Provision for Income Taxes	(132,176)	72,589
Net (loss) income	(312,446)	363,052
Less: Net income attributable to noncontrolling interest	493	60
Net (loss) income attributable to Aramark stockholders	$(312,939)	$362,992

(Loss) Earnings per share attributable to Aramark stockholders:
Basic	$(1.25)	$1.47
Diluted	$(1.25)	$1.44
Weighted Average Shares Outstanding:
Basic	251,343	246,665
Diluted	251,343	251,271

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS*
(Unaudited)
(In Thousands)

	June 26, 2020	September 27, 2019
Assets

Current Assets:
Cash and cash equivalents	$2,417,255	$246,643
Receivables	1,423,190	1,806,964
Inventories	426,766	411,319
Prepayments and other current assets	289,933	193,461
Total current assets	4,557,144	2,658,387
Property and Equipment, net	2,066,359	2,181,762
Goodwill	5,325,048	5,518,800
Other Intangible Assets	1,958,035	2,033,566
Operating Lease Right-of-use Assets	551,002	—
Other Assets	1,164,485	1,343,806
	$15,622,073	$13,736,321

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$90,112	$69,928
Current operating lease liabilities	74,971	—
Accounts payable	618,136	999,517
Accrued expenses and other current liabilities	1,336,095	1,635,853
Total current liabilities	2,119,314	2,705,298
Long-Term Borrowings	9,169,502	6,612,239
Noncurrent Operating Lease Liabilities	336,915	—
Deferred Income Taxes and Other Noncurrent Liabilities	1,090,642	1,088,822
Redeemable Noncontrolling Interest	10,358	9,915
Total Stockholders' Equity	2,895,342	3,320,047
	$15,622,073	$13,736,321

*In connection with the Company's adoption of ASC 842, Leases, three new line items were added to the balance sheet to reflect the recording of operating lease liabilities (current and noncurrent), offset by operating lease right-of-use assets. Further details will be available in the Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2020.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended
	June 26, 2020	June 28, 2019
Cash flows from operating activities:
Net (loss) income	$(312,446)	$363,052
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	443,971	447,408
Goodwill impairment and asset write-downs	244,952	—
Deferred income taxes	(66,003)	21,861
Share-based compensation expense	15,349	48,414
Net gain on sale of Healthcare Technologies	—	(139,165)
Changes in operating assets and liabilities	(443,196)	(501,944)
Payments made to clients on contracts	(42,824)	(30,169)
Other operating activities	85,352	(1,270)
Net cash (used in) provided by operating activities	(74,845)	208,187

Cash flows from investing activities:
Net purchases of property and equipment and other	(259,375)	(329,429)
Acquisitions, divestitures and other investing activities	8,044	280,037
Net cash used in investing activities	(251,331)	(49,392)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	2,250,713	(264,372)
Net change in funding under the Receivables Facility	335,600	255,000
Payments of dividends	(83,060)	(81,305)
Proceeds from issuance of common stock	88,581	21,339
Repurchase of common stock	(6,540)	(50,000)
Other financing activities	(89,050)	(31,322)
Net cash provided by (used in) financing activities	2,496,244	(150,660)
Effect of foreign exchange rates on cash and cash equivalents	544	(3,105)
Increase in cash and cash equivalents	2,170,612	5,030
Cash and cash equivalents, beginning of period	246,643	215,025
Cash and cash equivalents, end of period	$2,417,255	$220,055

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING (LOSS) INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253
Operating (Loss) Income (as reported)	$(193,799)	$(138,283)	$21,899	$(17,414)	$(327,597)
Operating (Loss) Income Margin (as reported)	(18.15)%	(26.74)%	3.86%		(15.22)%

Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253
Effect of Currency Translation	534	40,188	1,377		42,099
Adjusted Revenue (Organic)	$1,068,114	$557,359	$568,879		$2,194,352
Revenue Growth (as reported)	(55.77)%	(45.55)%	(12.34)%		(46.34)%
Adjusted Revenue Growth (Organic)	(55.74)%	(41.32)%	(12.13)%		(45.29)%

Operating (Loss) Income (as reported)	$(193,799)	$(138,283)	$21,899	$(17,414)	$(327,597)
Amortization of Acquisition-Related Intangible Assets	21,246	1,661	6,266	—	29,173
Severance and Other Charges	48,205	74,704	367	1,657	124,933
Merger and Integration Related Charges	169	131	4,739	—	5,039
Gains, Losses and Settlements impacting comparability	45,852	—	(16,348)	(5,205)	24,299
Adjusted Operating (Loss) Income	$(78,327)	$(61,787)	$16,923	$(20,962)	$(144,153)
Effect of Currency Translation	140	(4,179)	(161)	—	(4,200)
Adjusted Operating (Loss) Income (Constant Currency)	$(78,187)	$(65,966)	$16,762	$(20,962)	$(148,353)

Operating (Loss) Income Growth (as reported)	(251.56)%	(444.36)%	(59.15)%	46.94%	(273.50)%
Adjusted Operating (Loss) Income Growth	(150.19)%	(245.01)%	(74.74)%	27.81%	(160.92)%
Adjusted Operating (Loss) Income Growth (Constant Currency)	(150.10)%	(254.82)%	(74.98)%	27.81%	(162.70)%
Adjusted Operating (Loss) Income Margin (Constant Currency)	(7.32)%	(11.84)%	2.95%		(6.76)%

	Three Months Ended
	June 28, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,413,503	$949,862	$647,396		$4,010,761

Operating Income (as reported)	$127,873	$40,157	$53,609	$(32,820)	$188,819
Amortization of Acquisition-Related Intangible Assets	21,059	1,487	6,139	—	28,685
Severance and Other Charges	642	—	—	4,208	4,850
Merger and Integration Related Charges	2,238	—	5,798	—	8,036
Tax Reform Related Employee Reinvestments	3,627	—	1,440	—	5,067
Gains, Losses and Settlements impacting comparability	615	965	—	(425)	1,155
Adjusted Operating Income	$156,054	$42,609	$66,986	$(29,037)	$236,612

Operating Income Margin (as reported)	5.30%	4.23%	8.28%		4.71%
Adjusted Operating Income Margin	6.47%	4.49%	10.35%		5.90%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME (LOSS) MARGIN
(Unaudited)
(In thousands)

	Nine Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$5,937,647	$2,316,813	$1,882,949		$10,137,409
Operating Income (Loss) (as reported)	$57,946	$(285,786)	$121,956	$(65,096)	$(170,980)
Operating Income (Loss) Margin (as reported)	0.98%	(12.34)%	6.48%		(1.69)%

Revenue (as reported)	$5,937,647	$2,316,813	$1,882,949		$10,137,409
Effect of Currency Translation	651	127,817	1,681		130,149
Adjusted Revenue (Organic)	$5,938,298	$2,444,630	$1,884,630		$10,267,558
Revenue Growth (as reported)	(20.73)%	(18.57)%	(2.95)%		(17.42)%
Adjusted Revenue Growth (Organic)	(20.26)%	(14.07)%	(2.87)%		(16.06)%

Operating Income (Loss) (as reported)	$57,946	$(285,786)	$121,956	$(65,096)	$(170,980)
Amortization of Acquisition-Related Intangible Assets	63,762	4,988	18,614	—	87,364
Severance and Other Charges	48,205	78,351	367	4,904	131,827
Merger and Integration Related Charges	3,480	525	18,400	—	22,405
Goodwill Impairment	—	198,600	—	—	198,600
Tax Reform Related Employee Reinvestments	1,436	—	(13)	—	1,423
Gains, Losses and Settlements impacting comparability	44,557	1,111	(16,274)	5,685	35,079
Adjusted Operating Income (Loss)	$219,386	$(2,211)	$143,050	$(54,507)	$305,718
Effect of Currency Translation	74	(2,592)	(182)	—	(2,700)
Adjusted Operating Income (Loss) (Constant Currency)	$219,460	$(4,803)	$142,868	$(54,507)	$303,018

Operating Income (Loss) Growth (as reported)	(89.66)%	(405.61)%	(15.60)%	42.61%	(124.96)%
Adjusted Operating Income (Loss) Growth	(59.11)%	(101.85)%	(27.52)%	37.72%	(60.07)%
Adjusted Operating Income (Loss) Growth (Constant Currency)	(59.09)%	(104.03)%	(27.61)%	37.72%	(60.42)%
Adjusted Operating Income (Loss) Margin (Constant Currency)	3.70%	(0.20)%	7.58%		2.95%

	Nine Months Ended
	June 28, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$7,490,818	$2,845,045	$1,940,234		$12,276,097
Effect of Divestitures	(43,680)	—	—		(43,680)
Adjusted Revenue (Organic)	$7,447,138	$2,845,045	$1,940,234		$12,232,417

Operating Income (as reported)	$560,439	$93,512	$144,501	$(113,436)	$685,016
Amortization of Acquisition-Related Intangible Assets	65,487	3,975	18,273	—	87,735
Severance and Other Charges	14,589	17,945	493	14,461	47,488
Effect of Divestitures	(4,003)	—	—	—	(4,003)
Merger and Integration Related Charges	5,520	—	20,788	8	26,316
Gain on sale of Healthcare Technologies	(156,309)	—	—	—	(156,309)
Tax Reform Related Employee Reinvestments	55,429	352	13,298	1,443	70,522
Gains, Losses and Settlements impacting comparability	(4,661)	3,507	—	10,006	8,852
Adjusted Operating Income	$536,491	$119,291	$197,353	$(87,518)	$765,617

Operating Income Margin (as reported)	7.48%	3.29%	7.45%		5.58%
Adjusted Operating Income Margin	7.20%	4.19%	10.17%		6.26%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET (LOSS) INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019

Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(256,440)	$82,955	$(312,939)	$362,992
Adjustment:
Amortization of Acquisition-Related Intangible Assets	29,173	28,685	87,364	87,735
Severance and Other Charges	124,933	4,850	131,827	47,488
Effect of Divestitures	—	—	—	(4,003)
Merger and Integration Related Charges	5,039	8,036	22,405	26,316
Goodwill Impairment	—	—	198,600	—
Gain on sale of Healthcare Technologies	—	—	—	(156,309)
Tax Reform Related Employee Reinvestments	—	5,067	1,423	70,522
Gains, Losses and Settlements impacting comparability	24,299	1,155	35,079	8,852
Effect of Refinancing and Other on Interest and Other Financing Costs, net	—	—	20,883	—
Effect of Tax Legislation on (Benefit) Provision for Income Taxes	(50,653)	—	(46,968)	(12,126)
Tax Impact Related to Shareholder Transactions	(1,757)	—	(20,479)	—
Tax Impact of Adjustments to Adjusted Net (Loss) Income	(48,728)	(11,915)	(69,626)	(43,257)
Adjusted Net (Loss) Income	$(174,134)	$118,833	$47,569	$388,210
Effect of Currency Translation, net of Tax	(3,308)	—	(2,795)	—
Adjusted Net (Loss) Income (Constant Currency)	$(177,442)	$118,833	$44,774	$388,210

(Loss) Earnings Per Share (as reported)
Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(256,440)	$82,955	$(312,939)	$362,992
Diluted Weighted Average Shares Outstanding	252,943	251,147	251,343	251,271
	$(1.01)	$0.33	$(1.25)	$1.44

Adjusted (Loss) Earnings Per Share
Adjusted Net (Loss) Income	$(174,134)	$118,833	$47,569	$388,210
Diluted Weighted Average Shares Outstanding	252,943	251,147	253,968	251,271
	$(0.69)	$0.47	$0.19	$1.54

Adjusted (Loss) Earnings Per Share (Constant Currency)
Adjusted Net (Loss) Income (Constant Currency)	$(177,442)	$118,833	$44,774	$388,210
Diluted Weighted Average Shares Outstanding	252,943	251,147	253,968	251,271
	$(0.70)	$0.47	$0.18	$1.54

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	June 26, 2020	June 28, 2019

Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(227,380)	$538,445
Interest and Other Financing Costs, net	359,254	341,919
(Benefit) Provision for Income Taxes	(97,061)	86,932
Depreciation and Amortization	589,135	599,944
Share-based compensation expense(1)	22,215	68,372
Unusual or non-recurring (gains) and losses(2)	198,600	(156,309)
Pro forma EBITDA for equity method investees(3)	5,510	12,517
Pro forma EBITDA for certain transactions(4)	12,342	19,750
Other(5)	452,725	191,841
Covenant Adjusted EBITDA	$1,315,340	$1,703,411

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$9,259,614	$7,252,667
Less: Cash and cash equivalents	2,417,255	220,055
Net Debt	$6,842,359	$7,032,612
Covenant Adjusted EBITDA	$1,315,340	$1,703,411
Net Debt/Covenant Adjusted EBITDA(6)	5.2	4.1

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents non-cash impairment charge related to goodwill.
(3) Represents our estimated share of EBITDA primarily from our AIM Services Co., Ltd. equity method investment, not already reflected in our net income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(4) Represents the annualizing of net EBITDA from certain acquisitions and divestitures made during the period.
(5) "Other" for the twelve months ended June 26, 2020 and June 28, 2019, respectively, includes severance charges ($129.3 million and $16.7 million), expenses related to merger and integration related charges ($32.2 million and $39.6 million), adjustments to remove the impact attributable to the adoption of certain accounting standards in accordance with the Credit Agreement and indentures ($24.0 million and $16.2 million), the impact of hyperinflation in Argentina ($6.0 million and $3.8 million), compensation expense for retirement contributions and employee training programs funded by benefits from U.S. tax reform ($5.8 million and $70.5 million), the impact of the change in fair value related to certain gasoline and diesel agreements ($4.4 million loss and $4.2 million loss) and other miscellaneous expenses. "Other" for the twelve months ended June 26, 2020 also includes labor charges, incremental expenses and other expenses associated with closed or partially closed client locations resulting from the COVID-19 pandemic, net of U.S. and non-U.S. governmental labor related credits ($150.9 million), non-cash charge related to asset write-downs ($36.7 million), non-cash charge related to operating lease right-of-use assets, property and equipment and other assets from disposal by abandonment of certain rental properties ($28.5 million), charges related to certain legal settlements ($27.4 million), gain from the insurance proceeds received related to property damage from a tornado in Nashville ($16.3 million gain), cash compensation charges associated with the retirement of the Company's former chief executive officer ($10.4 million) and advisory fees related to shareholder matters ($7.7 million). "Other" for the twelve months ended June 28, 2019 also includes duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($11.1 million), closing costs mainly related to customer contracts ($8.5 million), banker fees and other charges related to the sale of Healthcare Technologies ($8.0 million), certain environmental charges ($5.0 million) and settlement charges related to exiting a joint venture arrangement ($4.5 million).
(6) On April 22, 2020, the Company entered into Amendment No. 9 to the Credit Agreement. Amendment No. 9 provides for a covenant waiver period which suspends the Consolidated Secured Debt Ratio debt covenant required under the credit agreement for four fiscal quarters, commencing with the fourth quarter of fiscal 2020 and ending after the third quarter of fiscal 2021, subject to certain conditions.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Nine Months Ended		Six Months Ended	Three Months Ended
	June 26, 2020	June 28, 2019	March 27, 2020	June 26, 2020
Net Cash (used in) provided by operating activities	$(74,845)	$208,187	$(91,626)	$16,781

Net purchases of property and equipment and other	(259,375)	(329,429)	(205,331)	(54,044)

Free Cash Flow	$(334,220)	$(121,242)	$(296,957)	$(37,263)